UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 5, 2013

MINDSPEED TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-3650	01-0616769
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 MacArthur Boulevard, East Tower

Newport Beach, California 92660-3095

(Address of principal executive offices, including zip code)

(949) 579-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On November 5, 2013, Mindspeed Technologies, Inc., a Delaware corporation (the “Company”), M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), and Micro Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Acquisition Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Acquisition Sub has agreed to commence a cash tender offer to acquire all of the shares of the Company’s common stock (the “Shares”) for a purchase price of $5.05 per Share, net to the holder thereof in cash (the “Offer Price”), without interest (the “Offer”).

The consummation of the Offer will be conditioned on (i) at least a majority of all outstanding Shares (assuming conversion or exercise of all derivative securities convertible or exercisable immediately prior to the expiration date of the Offer, including all convertible senior notes and all vested Company stock options, regardless of the conversion or exercise price) having been validly tendered into (and not withdrawn from) the Offer prior to the expiration date of the Offer, (ii) expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States and (iii) other customary conditions. The Offer is not subject to a financing condition.

Following the consummation of the Offer, subject to customary conditions, Acquisition Sub will be merged with and into the Company (the “Merger”) and the Company will become a wholly owned subsidiary of Parent, pursuant to the procedure provided for under Section 251(h) of the Delaware General Corporation Law without any additional stockholder approvals. In the Merger, each outstanding Share (other than Shares owned by Parent, Acquisition Sub or the Company, or any of their respective wholly owned subsidiaries, or Shares with respect to which appraisal rights are properly exercised under Delaware law) will be converted into the right to receive an amount in cash equal to the Offer Price, without interest.

At the Effective Time (as defined in the Merger Agreement), each Company option to purchase Shares that is outstanding immediately prior to the Effective Time (whether vested or unvested), will be assumed by Parent. Each Company option so assumed will continue to have the same terms and conditions under which it was granted, except that each such assumed option will be exercisable for an adjusted number of shares of the Parent’s common stock (“Parent Shares”) at an adjusted exercise price. Additionally, at the Effective Time, each Company Stock-Based Award (as defined in the Merger Agreement) that is outstanding immediately prior to the Effective Time will be assumed by Parent. Each Company Stock-Based Award so assumed will continue to have the same terms and conditions under which it was granted, except that each such assumed award will be converted into the right to acquire or receive an adjusted number of Parent Shares. Finally, at the Effective Time, the Company Equity Plans (as defined in the Merger Agreement) other than the Company’s Employee Stock Purchase Plan will be assumed by Parent, with the result that all obligations of the Company under such Company Equity Plans, including with respect to awards outstanding at the Effective Time thereunder, will be obligations of Parent following the Effective Time.

The Merger Agreement contains customary representations, warranties and covenants of the parties. In addition, under the terms of the Merger Agreement, the Company has agreed not to solicit or otherwise facilitate any alternative Acquisition Proposals (as defined in the Merger Agreement), subject to customary exceptions that permit the Company to respond to any unsolicited Acquisition Proposal, provided that the Company’s board of directors has determined in good faith that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties, and the Company has complied with certain notice requirements. The Company is also permitted to change its recommendation in favor of the Offer or to terminate the Merger Agreement in order to accept an unsolicited Superior Offer (subject to giving Parent four business days’ notice of its intention to do so and, among other things, making available the Company’s representatives to discuss and negotiate with Parent in good faith any amendments Parent desires to make to its proposal), provided that the Company’s board of directors has determined in good faith that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties. If the Company does terminate the Merger Agreement under such circumstances, the Company must pay Parent, concurrently with such termination, a termination fee of $9,500,000. In addition, this termination fee is payable by the Company to Parent under other specified circumstances.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Acquisition Sub. In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company in connection with the signing of the Merger Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the Company, Parent and Acquisition Sub, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Acquisition Sub.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On November 5, 2013, the Compensation and Management Development Committee of the Company’s board of directors (the “Committee”) approved entering into a Non-Competition and Non-Solicitation Agreement between the Company, Parent and Mr. Najabat Hasnain Bajwa (the “Agreement”). The Agreement is contingent upon the completion of the transactions contemplated in the Merger Agreement and will be null and void in the event such transactions fail to close. The Agreement requires that Mr. Bajwa not compete with the Company, Parent or any of their affiliates in a defined business area for a period of two (2) years following the closing of the Merger (the “Restricted Period”) with respect to the business or be employed or connected with any competitor. Additionally, during the Restricted Period, Mr. Bajwa may not solicit customers or former customers or employees or contractors of the Company, Parent or any of their affiliates. For purposes of the Agreement, the “business” of the Company, Parent and their affiliates includes designing, developing, manufacturing, testing, marketing, licensing and/or selling integrated circuits, related software and technology, and other semiconductor solutions for communications applications in wireline and wireless network infrastructure equipment, including fixed and mobile broadband access networks, fixed and mobile enterprise networks and fixed and mobile metropolitan and wide area networks. In addition to the consideration Mr. Bajwa will receive in exchange for the sale of his Company Shares in the Merger, as additional consideration for entering into the Agreement, Parent will pay Mr. Bajwa $985,000. By executing the Agreement, all other agreements by and between Mr. Bajwa and Mindspeed (excluding the indemnification agreement between the parties effective as of May 24, 2011) are terminated, including, but not limited to, the Employment Agreement between the Company and Mr. Bajwa dated December 15, 2008.

On November 5, 2013, the Committee approved the vesting acceleration of certain of Mr. Bajwa’s outstanding stock options and restricted stock awards, with such acceleration effective as of immediately prior to, and contingent upon, the closing of the Merger (the “Closing”). Contingent upon the Closing, the following equity awards held by Mr. Bajwa will become fully vested effective as of immediately prior to the Closing:

AWARD TYPE	GRANT DATE	NUMBER OF SHARES SUBJECT TO AWARD	Option Price
RSA	11/5/2010	521
RSA	4/6/2011	9,168
RSA	1/31/2012	20,669
RSA	12/12/2012	31,250
RSA	2/12/2013	60,000
Options	8/14/2008	2,500	$3.96
Options	11/20/2009	14,584	$4.36

Item 8.01	Other Events.

On November 5, 2013, the Company issued a press release announcing that it had entered into the Merger Agreement with Parent. A copy of the press release is attached hereto as Exhibit 99.1 to this report.

Additional Information and Where to Find It

The tender offer for the outstanding shares of Mindspeed Technologies, Inc. (“Mindspeed”) described herein has not yet commenced. This communication is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Mindspeed pursuant to the tender offer by Micro Merger Sub, Inc. (“Purchaser”), a wholly-owned subsidiary of M/A-COM Technology Solutions Holdings, Inc. (“Parent”), or otherwise. Any offers to purchase or solicitations of offers to sell will be made only pursuant to the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) which will be filed with the U.S. Securities and Exchange Commission (“SEC”) by Parent and Purchaser. In addition, Mindspeed will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. Mindspeed’s stockholders are advised to read these documents, any amendments to these documents and any other documents relating to the tender offer that are filed with the SEC carefully and in their entirety prior to making any decision with respect to Acquisition Sub’s tender offer because they contain important information, including the terms and conditions of the offer. Mindspeed’s stockholders may obtain copies of these documents (when they become available) for free at the SEC’s website at www.sec.gov.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among M/A-COM Technology Solutions Holdings, Inc., Micro Merger Sub, Inc. and Mindspeed Technologies, Inc. dated as of November 5, 2013. (Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

99.1	Press Release of Mindspeed Technologies, Inc., dated November 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINDSPEED TECHNOLOGIES, INC.

Dated: November 5, 2013	By:	/s/ Stephen N. Ananias
Stephen N. Ananias
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among M/A-COM Technology Solutions Holdings, Inc., Micro Merger Sub, Inc. and Mindspeed Technologies, Inc. dated as of November 5, 2013. (Certain schedules referenced in the Agreement and Plan of Merger have been omitted in accordance with Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule will be furnished supplementally to the Securities and Exchange Commission upon request.)

99.1	Press Release of Mindspeed Technologies, Inc., dated November 5, 2013.